SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 31, 2008
ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

10 West 35th Street		1750 Tysons Boulevard
Chicago, IL 60616		Suite 1300
(312) 567-4000		McLean, VA 22102
(703) 918-4480

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On April 2, 2008, Alion Science and Technology Corporation (“Alion” or the “Company”) filed a current report on Form 8-K to report the March 31, 2008 sale of approximately $3.0 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”). However, the $2.9 million that the Company actually received from the Trust was instead used to retire a portion of an outstanding $3.4 million loan from the Company to the Trust and not to purchase shares of the Company’s common stock on behalf of Company employees.
     On March 31, 2008, the Company issued approximately 122,994 shares of Alion common stock to the Trust, at $41.00 per share, as a contribution to the ESOP component of the KSOP.
     The Company offered the shares of common stock to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.
Item 8.01 Other Events — March 31, 2008 Valuation.
     The KSOP trustee, State Street Bank and Trust Company (the “Trustee”), retained an independent third-party valuation firm to help it determine a value for Alion’s common stock as of March 31, 2008. In its analysis, the valuation firm used public company market multiples, discounted cash flows and transaction values and multiples for acquired companies similar to Alion. The Trustee determined an offering price of $41.00 per share for Alion’s common stock as of March 31, 2008. The $41.00 share price will remain in effect until September 30, 2008, the next scheduled valuation date at the end of the Company’s standard six-month valuation period.
     The following key factors contributed to the Trustee’s decision to select $41.00 as the price per share. Alion’s revenue for the twelve months ended March 31, 2008 was substantially the same as its revenue for the twelve months ended September 30, 2007. The Company’s Consolidated EBITDA increased by approximately 2% for the twelve months ended March 31, 2008 compared to the twelve months ended September 30, 2007. The fair market value of the Company’s debt was slightly lower at March 31, 2008 compared with September 30, 2007, due to changes in the market price of the Company’s publicly traded debt.
     The valuation firm prepared a written report, exclusively for the Trustee’s use in administering the ESOP. The report is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between the valuation firm, the Trustee and the Company. The valuation firm relied on the accuracy and completeness of the information it reviewed, including financial projections prepared by the Company’s management. There is no assurance that, with respect to future valuations, the valuation firm used or any other financial adviser the Trustee might choose would utilize the same processes or methods in future valuations of Alion common stock or that such advisor(s) would reach conclusions similar to those contained in the current report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 13, 2008

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Michael J. Alber

Name:	Michael J. Alber
Title:	Principal Financial Officer

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